Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2011 SECOND-QUARTER RESULTS

Establishes Low-Cost Manufacturing Facility in Indonesia

ARDEN HILLS, Minn. — Aug. 10, 2011 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its second quarter ended June 30, 2011.

For the 2011 second quarter, the company reported net sales of $13.9 million, versus net sales of $14.9 million for the prior-year period. IntriCon reported a net loss in the 2011 second quarter of $294,000, or $0.05 per diluted share, compared to net income of $269,000, or $0.05 per diluted share, for the prior-year second quarter.

“We believe we are well positioned to serve markets with strong growth prospects long term. However, the continued economic softness has clearly applied pressure on all of our core businesses,” said Mark S. Gorder, president and chief executive officer of IntriCon. “In addition, while our steadfast approach to increasing R&D investment has led to recent design wins across all markets, it has had a short-term adverse financial impact. We anticipate top-line contributions from these design wins beginning in early 2012.

“We are pleased that hearing health revenues were up over the year-ago period. Additionally, our medical revenues increased sequentially from the first quarter. However, they were lower than historical levels as a few of our large medical customers experienced fluctuations in demand and are working through inventory levels above their immediate needs. We continue to believe this lull in medical orders is temporary, and are working very closely with our customers to monitor the situation.

“In professional audio communications, orders were impacted by delays in funding for government sponsored programs—this was particularly evident in our security business. Funding is now in place and we anticipate this portion of the business to rebound during the second half of the year.”

Second-Quarter Results

Hearing health revenue rose 7.4 percent from the 2010 second quarter as certain niches within the market continued to strengthen. Medical and professional audio communications declined 11.4 percent and 17.5 percent, respectively, from the prior-year period due to the factors noted above.

Said Gorder, “Although we are disappointed with our performance in medical and professional audio communications, the long-term fundamentals remain strong. We believe the market demand for small, lightweight advanced body-worn monitoring and communication devices is increasing, as evidenced by recent design wins. Our hearing health business continues to benefit from market acceptance of our innovative digital signal processing, or DSP, circuits, such as our new Overtus™ DSP amplifier.”

As a percentage of total 2011 second-quarter revenue, IntriCon’s medical business contributed 41 percent, with hearing health and professional audio communications contributing 38 percent and 21 percent, respectively. This compares to 44 percent, 33 percent and 23 percent for medical, hearing health and professional audio communications, respectively, in the 2010 second quarter.

Gross profits in the 2011 second quarter were 22.7 percent, down from 27.0 percent in the prior-year period, mainly due to lower sales volume and unfavorable sales mix.

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IntriCon Corporation 2011 Second-Quarter Results

August 10, 2011

Six-Month Results

For the 2011 six-month period, IntriCon reported net sales of $27.7 million and a net loss of $584,000, or $0.10 per diluted share. This compares with 2010 net sales of $29.5 million and net income of $287,000, or $0.05 per diluted share.

Gross profits for the 2011 six months were 22.5 percent, down from 26.1 percent in the prior-year period, again primarily due to lower sales volume and unfavorable sales mix.

Key Milestones

As previously announced, IntriCon launched its new, patent-pending APT™ Open ITC hearing aid during the 2011 first quarter. A complete, technically advanced hearing aid, APT is powered by IntriCon’s Overtus DSP amplifier and features the company’s Reliant CLEAR™ adaptive feedback canceller and the AcousTAP ™ acoustic push button. Reliant CLEAR is the latest in feedback cancellation, offering added stable gain and faster reaction time.

Said Gorder, “We are very excited about the market potential of the APT device. With its small, comfortable, open in-the-canal fit, APT has established a new product category in hearing health. We are in the process of finalizing fitting modifications that we believe will ultimately increase market penetration.”

On the core technology front, IntriCon’s PhysioLink wireless technology is currently being incorporated into various product platforms. According to Gorder, PhysioLink enables audio and data streaming to ear-worn and body-worn applications over distances of up to five meters. This advanced wireless technology has applications across multiple markets—including medical, hearing health and professional audio communications.

The first product platform to incorporate the PhysioLink wireless technology will be Sirona, the company’s second-generation wireless cardiac diagnostic monitoring (CDM) device. This small, rechargeable product platform can be used as an event recorder, holter monitor or a wireless event recorder. IntriCon anticipates submitting the Sirona for 510(k) approval with the FDA in the 2011 third quarter.

Company Establishes Batam, Indonesia, Manufacturing Facility

In order to further reduce manufacturing costs, the company announced that it has established a new manufacturing facility in Batam, Indonesia. The company will initially occupy 15,000 square feet, which will be used to manufacture select hearing health and professional audio communication products.

Said Gorder, “It’s imperative that we have low-cost manufacturing options to drive continued margin improvement. This new facility gives us that, as well as the ability to pursue the potential high-volume hearing health and professional audio communications opportunities that we’re seeing right now in the marketplace.”

IntriCon’s Batam, Indonesia, facility is currently in ramp-up phase. Gorder indicated that the company will begin transferring projects there in the third quarter, and will continue to do so as appropriate. IntriCon does not anticipate a notable impact on margins until mid-2012.

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IntriCon Corporation 2011 Second-Quarter Results

August 10, 2011

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Wednesday, August 10, 2011, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review second-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-877-941-9205 (international 1-480-629-9692) and provide the conference identification number 4460928 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Tuesday, August 16, 2011. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4460928.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops, manufactures and distributes miniature and micro-miniature body-worn devices. The company is focused on three key markets: medical, hearing health, and professional audio communications. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

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IntriCon Corporation 2011 Second-Quarter Results

August 10, 2011

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “anticipate”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements concerning prospects in the miniature body-worn device arena, new products and their timing, strategic alliances, future growth and expansion, expansion into new manufacturing facilities, market fundamentals, future financial condition and performance, prospects and the positioning of IntriCon to compete in chosen markets and the Company’s planned investments in research and development. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the current economic crisis, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, risks related to government approval of the debt ceiling, risks related to the company’s strategic alliances and joint venture, possible non-performance of developing the Centauri, Scenic, Overtus, APT, Sirona, PhysioLink, wireless glucose monitor and situational listening device products and other technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, the cost and availability of electronic components and commodities for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, government regulation and review of products, foreign currency risks arising from the company’s foreign operations, ability to satisfy and maintain compliance with the covenants under the company’s loan facility, the costs and risks associated with research and development investments and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2010. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At Padilla Speer Beardsley: Matt Sullivan 612-455-1700 msullivan@psbpr.com

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IntriCon Corporation 2011 Second-Quarter Results

August 10, 2011

IntriCon Corporation

Consolidated Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2011 (Unaudited)	June 30, 2010 (Unaudited)	June 30, 2011 (Unaudited)	June 30, 2010 (Unaudited)

Sales, net	$13,943	$14,934	$27,711	$29,488
Cost of sales	10,784	10,903	21,472	21,781
Gross profit	3,159	4,031	6,239	7,707

Operating expenses:
Sales and marketing	885	835	1,688	1,622
General and administrative	1,492	1,493	2,896	2,937
Research and development	1,025	1,105	2,274	2,224
Total operating expenses	3,402	3,433	6,858	6,783
Operating income (loss)	(243)	598	(619)	924

Interest expense	(145)	(172)	(287)	(342)
Equity in income (loss) of partnerships	120	—	329	(12)
Other (expense) income	(29)	42	(37)	86
Income (loss) from continuing operations before income taxes and discontinued operations	(297)	468	(614)	656

Income tax expense (benefit)	(3)	64	(30)	75
Income (loss) before discontinued operations	(294)	404	(584)	581

Loss from discontinued operations, net of income taxes	—	(170)	—	(329)
Gain on sale of discontinued operations, net of income taxes	—	35	—	35
Net income (loss)	$(294)	$269	$(584)	$287

Basic income (loss) per share:
Continuing operations	$(0.05)	$0.07	$(0.10)	$0.11
Discontinued operations	$0.00	$(0.02)	$0.00	$(0.06)
Net income (loss)	$(0.05)	$0.05	$(0.10)	$0.05

Diluted income (loss) per share:
Continuing operations	$(0.05)	$0.07	$(0.10)	$0.11
Discontinued operations	$0.00	$(0.02)	$0.00	$(0.06)
Net income (loss)	$(0.05)	$0.05	$(0.10)	$0.05

Average shares outstanding:
Basic	5,569	5,476	5,564	5,474
Diluted	5,569	5,614	5,564	5,496

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IntriCon Corporation 2011 Second-Quarter Results

August 10, 2011

IntriCon Corporation

Consolidated Condensed Balance Sheets (in thousands, except per share data)

	June 30, 2011 (Unaudited)	December 31, 2010
Current assets:
Cash	$442	$281
Restricted cash	542	478
Accounts receivable, less allowance for doubtful accounts of $220 at June 30, 2011 and $219 at December 31, 2010	7,541	8,228
Inventories	8,830	8,331
Refundable income taxes	63	—
Other current assets	1,047	446
Total current assets	18,465	17,764

Machinery and equipment	37,168	36,610
Less: Accumulated depreciation	31,213	30,184
Net machinery and equipment	5,955	6,426

Goodwill	9,709	9,709
Investment in partnerships	1,438	1,109
Other assets, net	1,064	1,259
Total assets	$36,631	$36,267

Current liabilities:
Checks written in excess of cash	$15	$409
Current maturities of long-term debt	2,129	2,095
Accounts payable	3,928	3,161
Accrued salaries, wages and commissions	2,152	1,593
Deferred gain	110	110
Partnership payable	260	260
Income taxes payable	—	24
Other accrued liabilities	1,247	1,497
Total current liabilities	9,841	9,149

Long-term debt, less current maturities	6,641	6,465
Other postretirement benefit obligations	698	710
Long-term partnership payable	240	240
Deferred income taxes	167	169
Accrued pension liabilities	473	464
Deferred gain	440	495
Other long-term liabilities	14	4
Total liabilities	18,514	17,696
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 6,094 and 6,073 shares issued; 5,578 and 5,557 shares outstanding at June 30, 2011 and December 31, 2010, respectively	6,094	6,073
Additional paid-in capital	15,783	15,644
Accumulated deficit	(2,227)	(1,644)
Accumulated other comprehensive loss	(268)	(237)
Less: 516 common shares held in treasury, at cost	(1,265)	(1,265)
Total shareholders' equity	18,117	18,571
Total liabilities and shareholders’ equity	$36,631	$36,267

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